RESTATED
ARTICLES OF INCORPORATION OF
WASHINGTON FEDERAL, INC.

Pursuant to RCW 23B.10.070, the following Restated Articles of Incorporation are hereby submitted for filing:

Article 1. Name. The name of the corporation is Washington Federal, Inc. (hereinafter referred to as the "Corporation").

Article 2. Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Washington is 425 Pike Street, Seattle, Washington 98101. The name of the registered agent at such address is Roy M. Whitehead.

Article 3. Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 305,000,000, of which 5,000,000 shall be serial preferred stock, $1.00 par value per share (hereinafter the "Preferred Stock"), and 300,000,000 shall be common stock, par value $1.00 per share (hereinafter the "Common Stock").

The Board of Directors is hereby expressly authorized, by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The preferences, limitations and relative rights of each series of Preferred Stock may differ from those of any and all other series at any time outstanding to the extent provided in the description of the series. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

Article 4. Incorporator. The name and mailing address of the sole incorporator is as follows:

Name	Address
Guy C. Pinkerton	514 N.E. 97th, #301 Seattle, WA 98155

Article 5. Preemptive Rights. No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

Article 6. Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except as otherwise fixed pursuant to the provisions of Article 3 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors shall be determined in the manner provided in the Corporation's Bylaws, as may be amended from time to time.

A. Classification and Term. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. The term of office of the initial directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of stockholders after the effective date of these Restated Articles of Incorporation; the term of office of the directors of the second class shall expire at the second annual meeting of stockholders after the effective date of these Restated Articles of Incorporation; and the term of office of the third class shall expire at the third annual meeting of stockholders after the effective date of these Restated Articles of Incorporation; and, as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified.

B. Voting for Directors. In any election of directors, the candidates elected shall be those nominees receiving the largest number of votes cast by the shares entitled to vote in the election. Every stockholder entitled to vote at an election for directors shall have the right to vote, in person or by proxy, the number of shares owned by the stockholder for as many persons as there are directors to be elected in any class and for whose election the stockholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected in any class multiplied by the number of shares shall equal or by distributing such votes on the same principle among any number of candidates. If, at any meeting of the stockholders, due to a vacancy or vacancies or otherwise, directors of more than one class of the Board of Directors are to be elected, each class of

directors to be elected at the meeting shall be elected in a separate election in the manner set forth above.

C. Removal. Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors and any rights in the Washington Business Corporation Act (the "Act") to remove a director by judicial proceeding, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal.

Article 7. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Restated Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and, to the extent required by the Act or otherwise, thereafter is approved by the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

Article 8. Indemnification of Directors, Officers, Employees and Agents. The capitalized terms in this Article 8 shall have the meanings set forth in RCW 23B.08.500 of the Act.

(a) The Corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally

received a benefit in money, property, or services to which the Director or officer was not legally entitled.

(b) The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or, who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

(c) If, after the effective date of this Article 8, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act.

(d) To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Article 8 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Article 8 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Article 8 shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

(e) If any provision of this Article 8 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Article 8, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

Article 9. Limitation of Directors' Liability. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article 8 shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

[signature page follows]

The undersigned, being the President and Chief Executive Officer of the Corporation, has signed these Restated Articles of Incorporation as of the 11th day of April 2016.

Roy M. Whitehead
President and Chief Executive Officer

ARTICLES OF AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION
OF
WASHINGTON FEDERAL, INC.

Pursuant to RCW 23B.06.020 and 23B.10.060 of the Washington Business Corporation Act, the following Articles of Amendment to Restated Articles of Incorporation are herewith submitted for filing.

1. The name of record of the corporation is Washington Federal, Inc.

2. The Restated Articles of Incorporation of the corporation are amended to add a new Article 3A, the Certificate of Designation setting forth the rights and preferences of the corporation's 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, which is attached hereto as Exhibit A and incorporated herein by this reference.

3. This amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4. The date of adoption of this amendment by the Board of Directors was January 26, 2021.

5. This amendment was adopted by the Board of Directors without shareholder approval in accordance with the authority granted to the board under RCW 23B.06.020 and the Restated Articles. Shareholder approval was not required.

6. This amendment will be effective upon filing.

Dated February_ 3 , 2021

WASHINGTON FEDERAL, INC.

By: Vincent L. Beatty
Name: Vincent L. Beatty
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF
4.875% FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
SERIES A OF
WASHINGTON FEDERAL, INC.

Article 3A. 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A.

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the "4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A" (hereinafter called "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 300,000 shares, $1.00 par value per share, having a liquidation preference of $1,000 per share. The number of shares constituting Series A Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Restated Articles of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock. Shares of Series A Preferred Stock will be dated the date of issue, which shall be referred to herein as the "original issue date". Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Definitions.

(a) "Business Day" means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

(b) "Common Stock" means the common stock, par value $1.00 per share, of the Corporation.

(c) "DTC" means The Depository Trust Company.

(d) "original issue date" means the date of issue of the Series A Preferred Stock.

(e) "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(f) "Regulatory Capital Treatment Event" means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Board of Governors of the Federal Reserve System's (the "Federal Reserve") capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

(g) "Series A Dividend Payment Date" has the meaning set forth in Section 4(b).

(h) "Series A Dividend Period" means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock.

(i) "Series A Junior Securities" has the meaning set forth in Section 3(a).

(j) "Series A Parity Securities" has the meaning set forth in Section 3(b).

Section 3. Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks *pari passu* with the Series A Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, "Series A Junior Securities");

(b) on a parity, as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks *pari passu* with the Series A Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, "Series A Parity Securities"); and

(c) Junior, as to distributions of assets upon liquidation, dissolution, and winding up of the Corporation, to any existing or future indebtedness of the Corporation.

(d) The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

Section 4. Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as, and if declared by the Board or a duly authorized committee of the Board, out of funds legally available for the payment of dividends under Washington law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 4.875% per annum for each Series A Dividend Period from the original issue date of the Series A Preferred Stock to, and including, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock (each such date, a "Series A Dividend Payment Date") quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2021. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation's books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, not exceeding 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board or a duly authorized committee of the

Board declares a dividend for any future Series A Dividend Period with respect to the Series A Preferred Stock, the Corporation's Common Stock, or any other class or series of the Corporation's Preferred Stock.

(f) So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders' rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (v) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

(3) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation), during a dividend period (other than (i) pursuant to *pro rata* offers to purchase all, or a *pro rata* portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities or (v) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

(g) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series A Junior Securities or Series A Parity Securities from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including regulations and policies of the Federal Reserve.

Section 5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred

Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid *pro rata* in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation's Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series A Preferred Stock is not redeemable prior to April 15, 2026. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends for prior Series A Dividend Periods and accrued but unpaid dividends (whether or not declared) for the then-current Series A Dividend Period prior to, but excluding, the redemption date. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends for prior Series A Dividend Periods and accrued but unpaid dividends (whether or not declared) for the then-current Series A Dividend Period prior to, but excluding, the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series A Preferred Stock to be redeemed, sent not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 6, except the right to receive the redemption price plus any declared and unpaid dividends.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected *pro rata* or by lot.

(d) Any redemption of the Preferred Stock is subject to the Corporation's receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Preferred Stock.

Section 7. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation's Restated Articles of Incorporation, as amended, (including this Certificate of Designations creating the Series A Preferred Stock) so as to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the new surviving or resulting entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly Series A Dividend Periods, whether or not consecutive (a "Nonpayment Event"), the number of directors on the Board shall be automatically increased by two. The holders of shares of Series A Preferred Stock shall have the right, with holders of any other equally ranked series of Preferred Stock that have similar voting rights, ("Voting Parity Stock"), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of votes cast, to elect two additional members of the Corporation's Board (the "Preferred Stock Directors") to fill such newly created directorships. The Corporation's Board shall at no time include more than two Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights. The holders of shares of Series A Preferred Stock shall not have the right to cumulate votes for Preferred Stock Directors.

In the event that the holders of the Series A Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Series A Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for the Corporation's next annual or special meeting of the shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of the shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock and/or Voting Parity Stock, and delivered to the Corporation's Corporate Secretary in person, by first class mail or in any other manner permitted by the Restated Articles of Incorporation or bylaws or by applicable law. If the Corporation's Secretary fails to call a special meeting for the election of Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A Preferred Stock may call such a meeting at the Corporation's expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the shareholders if such office shall not have been previously terminated as below provided.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series A Preferred Stock and Voting Parity Stock, representing at least a majority of the combined liquidation preference of the Series A Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will each be entitled to one vote per director on any matter that shall come before the Corporation's Board for a vote.

When dividends have been paid in full on the Series A Preferred Stock for at least four consecutive quarterly Series A Dividend Periods, then the right of the holders of Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly.

In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under Section 5, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 5), and the terms of any additional directors elected by the holders of Series A Preferred Stock and Voting Parity Stock, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

Section 8. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 9. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation's capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 10. Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 11. Transfer Agent. The duly appointed transfer agent for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

Section 12. Registrar. The duly appointed registrar for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.